FROM:     COMSAT Corporation
               6560 Rock Spring Drive
               Bethesda, MD 20817
     PHONE:    301 214 3442
     FAX:      301 214 7130
     DATE:     April 21, 1997


For Immediate Release

COMSAT BOARD SCHEDULES ANNUAL MEETING FOR AUGUST 15, 1997

     Bethesda, Md. -- COMSAT Corporation announced today that its Board of Directors set August 15, 1997 as the date for the 1997 annual meeting of COMSAT shareholders.
     COMSAT President and Chief Executive Officer Betty C. Alewine said that by selecting this date, the company will be able to present two quarters of financial results as well as substantial progress on its restructuring program, which includes the divestiture of Ascent Entertainment Group, Inc. and the sale of substantially all of COMSAT RSI, Inc.
     "A number of shareholders expressed discontent with the postponement of our normally scheduled meeting in May. Responding to their concerns, we have scheduled the meeting as promptly as possible, consistent with giving all shareholders a chance to evaluate our strategy on the basis of measurable results," she said.
     The Board also amended the corporation's by-laws with respect to advance notice of nominations and other proposed business submitted by shareholders at annual meetings. "The amendments introduce standard provisions that are common to the by-laws of many publicly traded corporations," said Alewine.
"By ensuring that adequate notice of proposals is given to all shareholders, the amendments enhance opportunities for a full debate and a more informed shareholder decision-making process," said Alewine.
     The by-laws, as amended, generally require such advance notice, together with certain specified information, not less than sixty nor more than ninety days prior to the date of the annual meeting.
     If, as is the case this year, the annual meeting is held on a date that is not within thirty days of the anniversary date of the prior year's annual meeting, then notice must be received by the tenth day after the day the notice of meeting is mailed to shareholders or the date on which public disclosure of the annual meeting date is made, whichever is first.
     COMSAT Corporation (NYSE: CQ) is a global provider of communications services and products.

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CONTACT:     Janet Dewar     Vice President, Corporate Affairs  (301) 214-3442
             Gary Sharpe     Director, Investor Relations       (301) 214-3244